PRESS RELEASE

Investors/Media: The Ruth Group Nick Laudico/Jason Rando (646) 536-7030/7025 nlaudico@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218

Symmetry Medical Appoints Chairman and Two Directors

Craig Reynolds Elected Chairman of the Board

WARSAW, Ind., June 23, 2009 – Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopaedic device industry and other medical markets, announced today the appointment of current Director Craig Reynolds as Chairman of the Board and the election of Thomas Chorman and Robert Deuster as Directors. The appointments were made at the Company’s 2009 Annual Meeting of Stockholders held on June 22, 2009.  The total number of Directors remains at seven and the number of Independent Directors remains at six. Mr. Reynolds replaces former Chairman Frank Turner who, along with Director Steve Oresman, has retired from the Board.

Mr. Reynolds has served as a Director of Symmetry Medical since January 4, 2008. Since May 23, 2008, he has served as the Chairman of the Finance and Systems Committee and as a member of the Governance and Nominating Committee. He is currently the Chief Operating Officer of Philips Home Health Solutions.  From 1998 – 2008 he was a member of the Board of Directors of Respironics, Inc., a publicly held company that develops, manufactures and markets medical devices worldwide.  From 1981 to 1998, Mr. Reynolds was employed by Healthdyne Technologies Inc., a medical device company, serving for five years as Chief Executive Officer and a member of its Board of Directors.  Mr. Reynolds holds a degree in Industrial Management from Georgia Institute of Technology and an M.B.A in Marketing from Georgia State University.

In conjunction with his appointment to the Board, Mr. Chorman was appointed to Chair the Finance and Systems Committee and serve on the Audit Committee.  He has served as an Independent Director and member of the Audit Committee of Standex International Corporation, a global, diversified manufacturing company with over 5,550 employees, since June 2004. In October 2008, Mr. Chorman was also appointed to the Governance and Nominating Committee of Standex.  He served as President, CEO and Director of Foamex International, a leading global producer of products for the healthcare, electronics, industrial, personal care and transportation markets, from September 2001 through June 2006. An entrepreneur and private investor, he co-founded Foam Partners, LLC and Boomer Capital. Mr. Chorman holds an M.B.A. from Rutgers and a B.S. from the City University of New York.

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Mr. Deuster was appointed to serve on the Governance and Nominating Committee and the Compensation and Organizational Committee.  He served as Chairman and Chief Executive Officer of Newport Corporation, a globally recognized diversified leader in advanced technology products and solutions in the Research, Life & Health Science, Aerospace & Defense, Industrial Manufacturing, and other fields from May 1996 until his retirement in October 2007.  Mr. Deuster also currently serves as a Director on the Board of NEXX Systems, a privately held semiconductor capital equipment company.  From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc. (now Actuant Corporation), a global manufacturer of electrical and hydraulic products, culminating in his service as Senior Vice President of the Distributed Products Group from 1994 to 1996.  He received a B.S. in Electrical Engineering from Marquette University.

Regarding these changes, Mr. Reynolds said, “I look forward to my new role as Chairman of the Board and welcome Thomas Chorman and Robert Deuster to Symmetry Medical’s Board of Directors.  I will continue to utilize my experience in the medical device industry to help further strengthen Symmetry’s global competitive position.  Tom and Bob are outstanding additions to the Board, as they bring direct and relevant industry experience that strengthens the Board’s collective ability to act in the best interest of our shareholders. Their strong global experience and market knowledge will be invaluable as we continue to grow our business with our core orthopaedic customers and diversify into other medical markets. Frank and Steve have made substantial contributions to the Board during their tenure and we wish them well in their future endeavors.”

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

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Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business, which are not historical facts, may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "will," "should," "expect," "believe," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopaedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the "Risk Factors" and "Forward Looking Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

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